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                                EXHIBIT 21

              NorDruk Investment Company Limited Partnership
                               P.O. Box 364
                            Caledonia, MI 49316

                                                               PAUL C. DRUEKE
                                                              General Partner


                             December 22, 1997

HAND DELIVERY

Mr. Marlan Smith, Acting Secretary
Ameriwood Industries International Corporation
168 Louis Campau Promenade, Suite 400
Grand Rapids, MI 49503

          RE:  NOMINATION OF MR. JACOB C. MOL FOR ELECTION TO BOARD OF
               DIRECTORS

Dear Mr. Smith:

          On December 11, 1997, the Concerned Shareholders for Better Management of Ameriwood (the "Committee") delivered to the Board of Directors a letter requesting that the Board nominate Jacob C. Mol for election as a Director of Ameriwood Industries International Corporation (the "Company") at the Company's annual meeting to shareholders to be held in April 1998. Not having received a reply from the Company, NorDruk Investment Company Limited Partnership ("NorDruk"), a record shareholder of the Company, hereby delivers to you its formal notice that it intends to nominate Mr. Mol for election at the Company's 1998 annual meeting of shareholders.

Name of Nominee.................................  Jacob C. Mol

Age.............................................  63 years

Business Address................................  3075 Baldwin Street
                                                  Hudsonville, Michigan 49426
                                                  (616) 669-8960

Residence Address...............................  same

Principal Occupation or Employment..............  Self-employed businessman and investor

Number of Shares Beneficially Owned.............  157,113 shares of the
                                                  Company's common stock.


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          Mr. Mol is willing to be nominated for election as a Director of the Company. As required by Article IX, Section C of the Company's Articles of Incorporation, NorDruk confirms that the information concerning Mr. Mol contained in the enclosed Schedule 13D (a copy of which has previously been delivered to you but which is included here for ease of reference) is complete and correct as of the date of this letter, and appears to include all information required for the Company's proxy materials.

          As confirmed in the Committee's December 11, 1997 letter, Mr. Mol commits that he will furnish the Board of Directors with such additional and updated information concerning himself as is required under the rules of the Securities and Exchange Commission to be included in the Company's proxy materials, upon request of the Company's Secretary.

          Also enclosed is Mr. Mol's signed statement that, after having reviewed Article III, Section 1 of the Company's Bylaws, he is aware of no reason not disclosed to the Board of Directors why he would or might be considered a Plaintiff or Related Person (as defined in Article III of the Bylaws). This statement, which was included in the Committee's December 11, 1997 letter, also includes Mr. Mol's undertaking that, if he is nominated, he promptly will inform the Board of Directors, by written notice to the Chairman of the Board or the Secretary of the Company, if at any time prior to the election he becomes aware of any fact or circumstance, whether in existence on the date of the undertaking or arising afterward, which has given Mr. Mol any reason to believe that he is or might be considered a Plaintiff or Related Person.

          If you should have any questions or comments, please contact Mr. Gordon Lewis of Warner Norcross & Judd LLP at 752-2752.

                              Sincerely,


                              NORDRUK INVESTMENT COMPANY
                              LIMITED PARTNERSHIP


                              By   /s/Paul C. Drueke
                                   Paul C. Drueke, General Partner

Enclosures







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